As filed with the U.S. Securities and Exchange Commission on July 2, 2024

Registration No. 333-179971
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3 REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ENCORE WIRE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	75-2274963
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
1329 Millwood Road
McKinney, Texas 75069
(972) 562-9473
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel L. Jones
President and Chief Executive Officer
Encore Wire Corporation
1329 Millwood Road
McKinney, Texas 75069
(972) 562-9473
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Adam O. Emmerich
Zachary S. Podolsky
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
(212) 403-1000

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 to Form S-3 (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (File No. 333-179971) filed by Encore Wire Corporation, a Delaware corporation (the “Registrant”) with the U.S. Securities and Exchange Commission (the “Commission”) on March 7, 2012 (the “Registration Statement”). The Registration Statement pertains to the registration of 4,086,750 shares of common stock, par value $0.01 per share, of the Registrant offered by selling stockholders named therein.
On April 14, 2024, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Prysmian S.p.A., a company organized under the laws of the Republic of Italy (“Parent”), Applause Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and solely as provided in Section 9.12 therein, Prysmian Cables and Systems USA, LLC, a Delaware limited liability company, pursuant to which on July 2, 2024, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Parent.
As a result of the consummation of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Registrant hereby amends the Registration Statement to remove from registration any and all of the shares registered but unsold under the Registration Statement as of the date of this Post-Effective Amendment, and hereby terminates the effectiveness of the Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McKinney, State of Texas, on July 2, 2024.

ENCORE WIRE CORPORATION
(registrant)

By:	/s/ Daniel L. Jones
Name:	Daniel L. Jones
Title:	President and Chief Executive Officer
No other person is required to sign this Post-Effective Amendment on Form S-3 in reliance upon Rule 478 under the Securities Act.